EXHIBIT 21.1

1.	Green Acquisition, Inc.
2.	Triboro Acquisition, Inc.
3.	Jamaica Acquisition, Inc.
4.	GTJ Co., Inc.
5.	GTJ Rate Cap LLC
6.	Green Bus Holding Corp.
7.	Jamaica Buses Holding Corp.
8.	Triboro Coach Holding Corp.
9.	49-19 Rockaway Beach Boulevard, LLC
10.	165-25 147th Avenue, LLC
11.	114-15 Guy Brewer Boulevard, LLC
12.	85-01 24th Avenue, LLC
13.	23-85 87th Street, LLC
14.	612 Wortman Avenue, LLC
15.	Varsity Transit, Inc.
16.	Varsity Charter Corp.
17.	The Bus Depot, Inc.
18.	Outdoor NY Corp. f/k/a MetroClean Express Corp.
19.	Outdoor NJ, Corp. f/k/a Metroclean Express of New Jersey, Inc.
20.	Shelter Express Corp.
21.	Shelter Electric Maintenance Corp.
22.	Outdoor CA, Corp. f/k/a ShelterCLEAN, Inc.
23.	Outdoor AZ, Corp. f/k/a ShelterClean of Arizona, Inc.
24.	Transit Facility Management Corp.
25.	Transit Facility Claims Corp.
26.	Transit Alliance Insurance Co. Ltd.
27.	A Very Limited Sticky Situation
28.	Farms Springs Road, LLC
29.	Shelter Electric Acquisition Subsidiary, LLC
30.	ShelterCLEAN of SF, LLC
31.	Shelter Parking Corp.
32.	Shelter Parking Management, LLC
33.	Shelter Parking Brevard, LLC
34.	Shelter Parking Regency, LLC
35.	GTJ Realty, LP
36.	GTJ GP, LLC